UAL Corporation

Authorization and Designation to Sign and File
Section 16 Reporting Forms and Form 144s

The undersigned, a director and/or executive officer of UAL Corporation, a Delaware corporation (the "Company"), does hereby authorize and designate Paul R. Lovejoy, Christine
S. Grawemeyer, Lydia J. Raburn or Joanna Nicholas any one of them, to sign and file on my behalf any and all Forms 3,4 and 5 relating to equity securities of the Company with the Securities and Exchange Commission (the "SEC") pursuant to the requirements of Section 16 of the Securities Exchange Act of 1934 ("Section 16") and any and all Form 144's relating to equity securities of the Company with the SEC pursuant to Rule 144 under the Securities Act of 1933, as amended. The undersigned revokes any prior Authorization and Designation to Sign and File Section 16 Reporting Forms and Form 144s. This authorization, unless earlier revoked in writing, shall be valid until the undersigned's reporting obligations under
Section 16 and Rule 144 with respect to securities of the Company shall cease.

In witness whereof, the undersigned has executed this Authorization and Designation this 10th day of May, 2007.

Signature:	/s/	Richard J. Almeida
Printed Name:	Richard J. Almeida
Position: 		Director